Exhibit 99.1

Enova Increases Funding Capacity by $550 Million with Recent Transactions

CHICAGO, July 5, 2022 /PRNewswire/ -- Enova International (NYSE: ENVA), a leading financial technology company powered by machine learning and artificial intelligence, announced today that during June the company closed $550 million of additional funding capacity. A new two-year $420 million small business securitization warehouse with two new bank lenders was priced at 271 basis points over the applicable base index and will support funding small business customer demand.

Additionally, the company’s existing secured revolving corporate credit facility, which is used for working capital and other general business purposes, was increased by $130 million to $440 million. The maturity of the facility was extended to June 2026 and is priced at SOFR plus 350 basis points.

“The new small business facility and meaningful increase in our corporate revolving line of credit further enhances our solid liquidity profile and financial flexibility,” said Steve Cunningham, CFO of Enova. “The attractive terms reflect the solid credit performance of our portfolio and strength of our bank partnerships.”

In addition to cash and marketable securities, Enova ended the second quarter with more than $800 million in capacity on its committed securitization facilities and secured corporate revolver.

About Enova

Enova International (NYSE: ENVA) is a leading financial technology company providing online financial services through its artificial intelligence and machine learning powered lending platform. Enova serves the needs of non-prime consumers and small businesses, who are frequently underserved by traditional banks. Enova has provided more than 7 million customers with over $40 billion in loans and financing with market leading products that provide a path for them to improve their financial health. You can learn more about the company and its brands at www.enova.com.

SOURCE Enova International, Inc.

For further information: Public Relations Contact: Kaitlin Lowey, Email: media@enova.com; Investor Relations Contact: Monica Gould, Office: (212) 871-3927, Email: IR@enova.com